Exhibit 5.1

August 6, 2020

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel to Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”), of (i) 14,000,000 shares (the “Issued Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) 14,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants to purchase shares of Common Stock (the “Warrants”) issued by the Company on April 22, 2020 and on June 11, 2020 (the Issued Shares and the Warrant Shares are referred to herein collectively as the “Shares”), in each case pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Warrants constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms. We note that you are receiving an opinion of Elizabeth M. Keiley, General Counsel of the Company, with respect to the validity and enforceability of the Warrants under Delaware law, which opinion is being filed as Exhibit 5.2 to the Registration Statement.

We have further assumed that the Warrant Shares, if issued in certificated form, will conform to the specimen incorporated by reference as an exhibit to the Registration Statement and will be duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable, and that the Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and, when the Registration Statement and any required post-effective amendments thereto have all been declared effective under the Act, the Warrant Shares, when issued upon exercise in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP

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